United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

April 13, 2009*

Date of Report

(Date of Earliest Event Reported)

DIGITILITI, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0001-53235	26-1408538
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

266 East 7th Street, 4th Floor

St. Paul, Minnesota 55101

 (Address of Principal Executive Offices)

(651) 925-3200

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*EXPLANATORY NOTE:  This 8-K was previously filed with the date of April 20, 2009 and as an Item 1.01.  This amended 8-K is to correct the filing to Item to 5.02 and to include other events that needed to be reported as of April 13, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2009, Benno Sand, resigned as a director of the Company.  There were no disagreements between Mr. Sand and the Company regarding this resignation.  The Company has not yet filled the vacancy on the Board of Directors created by Mr. Sand’s resignation.

On April 20, 2009, Brad D. Wenzel, the Company’s Chief Technical Officer (CTO), resigned his position as CTO and as a member of the Board of Directors.   Mr. Wenzel resigned to pursue new business opportunities in related, non-competing areas of mutual interest and a potential partnership with the Company related to its existing and new product storage solutions.  The Company does not intend to replace the CTO position and will seek a replacement for Mr. Wenzel on the Board in the near future. The terms and conditions of a Confidential Separation and Release Agreement signed between the Company and Mr. Wenzel are “confidential,” but include items such as severance, non-compete and non-solicitation, assignment of any claims of intellectual property rights to the Company on all technology in which Mr. Wenzel may have claimed or had any interest, provisions for a potential business partnership in the future with the Company and other items typically found in these types of agreements.

Item 8.01 Other Items.

The Board of Directors resolved on April 27, 2009, to terminate the 125,000 options to acquire 125,000 shares of the Company’s common stock at an exercise price of $0.385 per share that were granted on October 13, 2008, to Roy A. Bauer, a director of the Company since December, 2008, and the Company’s current President and CEO since February, 2009, and which were reported in an 8-K Current Report dated February 10, 2009; these options were terminated by agreement with Mr. Bauer and with the understanding that they would be reinstated, effective as of the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITILITI, INC.

Date:	April 28, 2009	By:	/s/ Roy A. Bauer
Roy A. Bauer
CEO, President

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